Exhibit 10

Item 5 Other Events

Hand Written Stipulation Agreement of Leonard Ludwig and Bernie Budney

CCVC $ DataNet                                                         1/5/01
Resolution of Differences
Page 1 of 2

    1. DataNet (DN) will work with Grant Thornton to get the CCVC audit completed, along with the DN audit, within 30 days and with the CCVC value in excess of 2 million. DN will follow the required procedure, as defined by Ely Mandell, to properly "domicile" in Nevada. Afterwards, the appropriate SEC documents will be modified accordingly. Each company will pay their own fees.
    2. DN will receive up to $400,000 from CCVC by being paid 25% on a prorata basis of proceeds from the exercise of the Series A warrants. The transfer agent will periodically furnish reports of dollars raised. The warrants would be exercised when the stock is more than $6.

    3. DN will receive 25,000 warrants to be held by the BDC attorney for six months. The warrants will be in the name of Len Ludwig (1/2) and Bernie Budney (1/2); they will have the provision for "cashless exercise" they will be sold by the CCVC designated market maker. The warrants will have a 6 month-stop-transfer and thus will not be held by the BDC attorney. Budney & Ludwig will each pay a total of $10 for the warranties, open a brokerage account with MD Securities and pay appropriate brokerage fees.

    4.   Ely Mandell  will retire his DN stock.

    5. CCVC will prepare the documentation for this new agreement and for the discharge of the old agreement.

    6. DN (LL&BB) will have the right to approve or veto the CCVC nominee to the DN Board of Directors.

    7. DN has the right to pursue separate financing alternatives and development paths. CCVC will no longer control the DN checkbook.

    8. Somehow (to be researched) DN shareholders will gain voting control for DN to maintain autonomy. BDC preferred A convertible to DN common is the control issue and we need to work out how the BDC can have value while DN has control to plot its own course if desired.

                   CCVC & DN                                       1/5/01
                   Page 2 of 2

    9.   These points are agreed to by Len Ludwig and Bernie Budney.
         # Modification
         #3 The Warrants will have a 6 month stop transfer and tey will not be held by the BDC attorney. Budney and Ludwig will each pay a total of $10.00 for these warrants, open a brokerage account with M.D Securities and pay appropriate brokerage fees.
         #2 The warrants  would be exercised  when the stock is more then $6.00.


     s/ Leonard Ludwig 1/5/01                        s/ B. Budney 1/5/01